Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated and effective as of May 16, 2025 (the “Effective Date”), is entered into by and among Amplify Energy Corp., a Delaware corporation (the “Company”), Clint Coghill (the “New Director”), Stoney Lonesome HF LP (“SL HF”), The Drake Helix Holdings, LLC (“Drake Helix” and, together with SL HF and the New Director, the “Investor Parties” and each, an “Investor Party”).

WHEREAS, the Company and the Investor Parties desire to enter into an agreement regarding the composition of the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor Parties agree as follows:

1.            Board of Directors.

(a)            New Director. Within two Business Days following the execution of this Agreement, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary (including increasing the size of the Board) to appoint the New Director as a member of the Board, with an initial term expiring at the 2025 Annual Meeting.

(b)            Nomination. The Company shall (1) include the New Director in its slate of nominees for election at the 2025 Annual Meeting, (2) recommend that stockholders of the Company vote to elect the New Director at the 2025 Annual Meeting and (3) use its reasonable best efforts to obtain the election of the New Director at the 2025 Annual Meeting in a manner consistent with its recommendation and support for the other nominees of the Company.

(c)            Board Positions. Upon the appointment of the New Director to the Board, the New Director will be appointed as Lead Independent Director of the Board and as a member of the Compensation Committee of the Board. Without limiting the foregoing, the Board shall give the New Director the same due consideration for membership to each of the Board’s committees and subcommittees, including, but not limited to, any new committees and subcommittees that may be established on or after the Effective Date, as any other director; provided, however, that the Board shall not be required to consider the New Director for membership on a committee or subcommittee addressing matters relating to the New Director, any Investor Party or this Agreement if the Board has determined that the membership or participation of the New Director on such committee would present a material conflict of interest.

(d)            Company Policies. The parties acknowledge that the New Director, upon his appointment to the Board, will (except as expressly contemplated by this Agreement) be governed by and required to comply with the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other non-management directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification and compensation and fees, as are applicable to all non-management directors of the Company.

(e)            Irrevocable Resignation; Termination. Notwithstanding anything to the contrary in this Agreement, by signing this Agreement and as a condition to the Company’s obligations under this Agreement, the New Director hereby irrevocably offers to resign from his position as a member of the Board and from any and all committees of the Board on which he is then serving upon (i) the occurrence of a Minimum Ownership Event, (ii) a material breach of this Agreement by any of the Investor Parties upon five Business Days’ written notice by the Company to the Investor Parties if such breach has not been cured within such period or (iii) the delivery of a notice of an intent to nominate directors or propose any business at any meeting of stockholders of the Company (or upon the commencement of any solicitation of written consents seeking the removal and/or replacement of directors or the proposal of any business) by, or on behalf of, any Restricted Person (as defined below); provided, that the Board may, in its sole discretion, accept or reject any such resignation. The Investor Party’s rights and the Company’s obligations under this Section 1 shall terminate upon the effectiveness of any such resignation by the New Director under this Section 1(e). Notwithstanding anything in this Agreement to the contrary, this Section 1(e) shall survive the termination of this Agreement.

2.            Cooperation.

(a)            Non-Disparagement. Each of the Company and the Investor Parties agrees that, during the Cooperation Period, the Company and each Investor Party shall refrain from making, and shall cause their respective Covered Persons not to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns (i) in the case of any such statements or announcements by any of the Investor Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Investor Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder.

(b)            Voting. During the Cooperation Period, each Investor Party will cause all of the Voting Securities that such Investor Party or any of its Affiliates has the right to vote (or to direct the vote of), as of the applicable record date, to be present in Person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent solicitation conducted by the Company or any Third Party in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to withhold, vote against, remove or replace any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Investor Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction that requires a vote of the Company’s stockholders; provided, further, that in the event that either Institutional Shareholder Services or Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a meeting of stockholders of the Company (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Investor Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c)            Standstill. During the Cooperation Period, each Investor Party will not, and will cause its respective Affiliates and Representatives acting on its behalf (collectively with the Investor Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent or authorization of the Company or the Board:

(i)            (A) acquire, by purchase or otherwise, alone or in concert with any Third Party, any Company Interests if such acquisition would result in the Investor Parties (together with their Affiliates) having Beneficial Ownership of, or economic exposure to, more than 15% of the Common Stock outstanding at such time; (B) acquire, by purchase or otherwise, alone or in concert with any Third Party, any Debt Instruments, (C) Transfer any Company Interests to a Restricted Transferee in one or a series of related (x) private transactions and/or (y) other transactions where the ultimate recipient of the Transfer is known to the Restricted Persons; (D) Transfer all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party; or (E) offer, propose, effect, cause or knowingly participate in, or in any way knowingly assist, facilitate or encourage any Third Party to effect or seek, offer or propose to effect or participate in, an Extraordinary Transaction (it being understood that the foregoing shall not restrict the Restricted Persons from tendering (or failing to tender) shares, receiving consideration or other payment for shares, voting their Voting Securities “for” or “against” any Extraordinary Transaction, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company, or from directing any contact from a Third Party which may contemplate such an Extraordinary Transaction to the Company or its Representatives).

(ii)            (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act or seek to act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof to be voted on by the stockholders of the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board other than the New Director or (E) conduct a referendum of stockholders of the Company;

(iii)            make any request for stock list materials or other books and records of the Company or any of its subsidiaries pursuant to Section 220 of the General Corporation Law of the State of Delaware or any other statutory or regulatory provisions providing for stockholder access to books and records, except, for the avoidance of doubt, in connection with any matter as to which any litigation, arbitration or other proceeding would be permitted pursuant to Section 2(c)(xi);

(iv)            engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act, including, for the avoidance of doubt, any exempt solicitations) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v)            make any public proposal concerning the Company seeking to change the number or identity of directors of the Company or the filling of any vacancies or newly created directorships on the Board, any change in the capitalization, capital allocation policy or dividend policy of the Company, any other change to the Board or the Company’s management or corporate or governance structure or policy, or any waiver, amendment or modification to the Charter or the Bylaws or any Company Policies;

(vi)            knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(vii)            form, join or act in concert with any Group, with respect to any Voting Securities, other than a Group consisting solely of Investor Parties;

(viii)            enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Investor Parties or Affiliates of the Investor Parties or (C) granting proxies in solicitations approved by the Board (or otherwise with the prior approval of the Board);

(ix)            engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the Company Interests or Debt Instruments and would, in the aggregate or individually, result in the Investor Parties ceasing to have a “net long position” in equity securities of the Company;

(x)            institute, knowingly solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 8, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) exercising statutory appraisal rights or (D) responding to or complying with validly issued legal process;

(xi)            make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xii)            enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with, or knowingly encourage, assist, solicit, or seek to cause, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c).

(d)            For the avoidance of doubt, nothing in this Agreement shall be deemed to (i) limit the exercise by the New Director of such person’s fiduciary duties in such person’s capacity as a director of the Company, including voting as a director in any way on any matter, or (ii) restrict any of the Restricted Persons from communicating privately (A) with the Board and its members, any member of senior management of the Company or (B) any stockholder of the Company regarding any matter, so long as any such communication would not reasonably be expected to require any public disclosure of such communications by any of the Restricted Persons, the Company or its Affiliates or any Third Party, and, in the case of clause (ii)(B), only to the extent that such communication would not otherwise violate another provision of this Section 2.

3.            Information Sharing; Non-Disclosure.

(a)            Non-Disclosure. Except as set forth in Section 3(b), the New Director hereby agrees that all Confidential Information shall not be disclosed to any Third Party and shall not be used for any purpose other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Investor Parties’ and their Affiliates’ investments in the Company (excluding any potential Extraordinary Transactions involving the Investor Parties or their Affiliates during or after the Cooperation Period).

(b)            Permitted Disclosures.

(i)            Notwithstanding the foregoing, the New Director may provide Confidential Information to any other Investor Party or any of their Representatives who need to know such information in connection with the Investor Parties’ investments in the Company (collectively, the “Approved Parties”); provided, however, that the Investor Parties shall (A) inform each Approved Party of the confidential nature of the Confidential Information and (B) direct each Approved Party not to disclose any Confidential Information to any Person other than to Approved Parties in accordance with this Section 3 and not to use any Confidential Information other than in connection with evaluating or monitoring the Investor Parties’ investments in the Company (excluding any potential Extraordinary Transactions involving the Investor Parties or their Affiliates during or after the Cooperation Period). The Investor Parties shall be jointly and severally responsible for any breach of this Section 3 by any of the Approved Parties or any of their Affiliates or Representatives who receive Confidential Information from the New Director hereunder.

(ii)            If the Investor Parties or any Approved Party is (A) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (B) determines (on the advice of legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, the Investor Parties must (x) promptly notify the Company of the circumstances surrounding such requirement or request to the extent practicable and legally permissible and (y) reasonably cooperate with the Company, at the Company’s expense, in any reasonable attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Investor Parties agree to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel). Notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed in response to a routine audit, examination or request from a regulatory or self-regulatory authority or bank examiner, without providing notice or otherwise having to comply with any of the foregoing provisions of this Section 3(b)(ii), so long as such audit, examination or request is not directed at the Company or the Confidential Information. For the purposes of this Agreement, the Investor Parties agree that none of them shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Investor Parties, any of their respective Affiliates or any Group of which any Investor Party is a member (1) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to Company Interests or any Debt Instruments or (2) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder. Neither the Investor Parties nor any of their respective Affiliates (nor any Group of which any Investor Party is a member) will file any Schedule 13D or other filing pursuant to applicable securities laws or otherwise make any public statement disclosing any of the Confidential Information.

(iii)            Each Investor Party hereby acknowledges that it is aware, and shall advise each of the Approved Parties who are informed as to the matters that are the subject of this Agreement, that (A) the Confidential Information being furnished to the Approved Parties may contain material, non-public information concerning the Company and (B) the United States securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder (collectively with any other state or federal legal prohibitions on insider trading, “Insider Trading Laws”) prohibit any Person that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. During the Cooperation Period, the Company shall provide the Investor Parties with at least two Business Days’ advance written notice of each opening and expiration of each blackout period, and the Investor Parties shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy, as amended from time to time.

(c)            Return/Destruction. Following the expiration of the Confidentiality Period (as defined below), upon written request of the Company, the Investor Parties agree to (and agree to direct the Approved Parties to, if applicable) (i) promptly (and in any event within ten Business Days of such expiration) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates (including, for the avoidance of doubt, any documents, materials and other items containing Confidential Information), (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the New Director or an Approved Party that contain the Confidential Information of the Company or any of its Affiliates; provided, however, that the Investor Parties and the Approved Parties shall not be required to delete any Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures or pursuant to the Investor Parties’ document retention policies; provided, that the Investor Parties and the Approved Investment Professionals shall be subject to the confidentiality obligations of this Section 3 so long as such Confidential Information is so retained.

(d)            Privileged Information. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information with the Approved Parties, and the New Director shall not share such Confidential Information, as is reasonably determined by the Company on the advice of counsel to be necessary to protect the Company’s attorney-client or other legal and professional privileges.

(e)            Survival. Subject to Section 3(c), the confidentiality and use obligations under this Section 3 shall terminate 12 months after the later of the (i) expiration of the Cooperation Period and (ii) date on which the New Director no longer serves as a member of the Board (the later of (i) and (ii), the “Confidentiality Period”).

4.            Public Announcement. No later than 4:00 p.m. Central Time on May 19, 2025, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company shall file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Investor Parties and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Investor Parties and their Representatives. The Company acknowledges and agrees that the Investor Parties may file this Agreement as an exhibit to an amendment to the Schedule 13D disclosing their entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Investor Parties shall provide the Company and its counsel with a copy of such amendment to the Schedule 13D prior to its filing with the SEC and shall consider any timely comments of the Company and its counsel. Neither of the Company or any of its Affiliates nor the Investor Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

5.            Representations and Warranties of the Company. The Company represents and warrants to the Investor Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i)  violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.            Representations and Warranties of the Investor Parties. Each Investor Party represents and warrants to the Company as follows: (a) such Investor Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor Party, constitutes a valid and binding obligation and agreement of such Investor Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Investor Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Investor Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor Party, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor Party is a party or by which it is bound; (d) except as set forth in Section 2(b), no Investor Party has entered into any voting trust, arrangement or agreement with any Person the effect of which would violate this Agreement; and (e) except as set forth on Schedule I to this Agreement, (x) each Investor Party Beneficially Owns such Investor Party’s Voting Securities as set forth on Schedule I free and clear of any proxy or voting restrictions (other than any restrictions created by this Agreement), and (y) neither the Investor Parties nor any of their respective Affiliates Beneficially Own or have any economic exposure to any Voting Securities, other Company Interests or Debt Instruments. Upon the request of the Company, the Investor Parties will promptly apprise the Company of its then-current Beneficial Ownership and economic exposure to any Voting Securities, other Company Interests or Debt Instruments.

7.            Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one Business Day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Amplify Energy Corp.

500 Dallas Street

Suite 1700

Houston, Texas 77002

Attention:	Eric Willis
Email:	eric.willis@amplifyenergy.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Shaun J. Mathew, P.C.
Evan Johnson
Email:	shaun.mathew@kirkland.com
evan.johnson@kirkland.com

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention:	Doug Bacon, P.C.
Matthew R. Pacey, P.C.
Kim Hicks, P.C.
Email:	doug.bacon@kirkland.com
matthew.pacey @kirkland.com
kim.hicks@kirkland.com

if to the Investor Parties:

Coghill Capital Management, LLC

222 South Riverside Plaza, 15th Floor

Chicago, IL 60606

Attention:	Clint Coghill
Email:	cdc@coghillcapital.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

161 N. Clark St. Suite 4300

Chicago, IL 60601

Attention:	John Goebel
Email:	john.goebel@bclplaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8.            Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)            The Company and the Investor Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Investor Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, the Company and each Investor Party agrees: (1) the non-breaching party will be entitled to injunctive and other equitable relief to prevent any such breach, without proof of actual damages; and (2) the breaching party will not plead in defense thereto that there would be an adequate remedy at law.

(b)            This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.

(c)            In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Investor Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(d)            EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

9.            Affiliate Breaches. Each of the Investor Parties agrees to cause its and their Affiliates and direct its and their Representatives to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliates or Representatives. A breach of this Agreement by an Affiliate or Representative of any Investor Party, if such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of the terms of this Agreement applicable to such Affiliate or Representative, respectively, if such Affiliate or Representative were a party hereto.

10.          Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11.         Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 1(e), 3 and 7 to 18 shall survive termination of this Agreement pursuant to their terms, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12.         Counterparts. This Agreement may be executed in one or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which will be deemed to be an original copy of this Agreement.

13.         No Third-Party Beneficiaries; Successors and Assigns. This Agreement is solely for the benefit of the Company and the Investor Parties and is not enforceable by any other Persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each of the Company and the Investor Parties.

14.          No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.          Entire Understanding; Amendment. This Agreement and the Non-Disclosure Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Non-Disclosure Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Investor Parties.

16.          Interpretation and Construction. The Company and each Investor Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Investor Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

17.         Expenses. Within five Business Days following the Effective Date, the Company shall pay to the Investor Parties by certified check or wire transfer of immediately available funds an amount not to exceed $35,000 in the aggregate to reimburse the Investor Parties for the reasonable fees and expenses incurred in connection with its communications and meetings with representatives of the Board and the Company’s management, certain prospective stockholder matters, the negotiation and execution of this Agreement, and all of its other activities and matters related to the foregoing, including, but not limited to, the fees and disbursements of outside counsel, consultants and other advisors.

18.         Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“2025 Annual Meeting” means the Company’s 2025 Annual Meeting of Stockholders, including any advancements, adjournments or postponements thereof, or any special meeting that may be called in lieu thereof.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Investor Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement. For the avoidance of doubt, “Affiliates” shall include each member of the Group that files (or has filed) the Schedule 13D or any amendment thereto.

“Beneficial Owner” and “Beneficially Own” have the same meanings as set forth in Rule 13d-3 promulgated under the Exchange Act, except that a Person will also be deemed to be the Beneficial Owner of all shares of the Company’s capital stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Bylaws” means the Third Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, supplemented or otherwise modified from time to time.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company Interests” means (x) any Voting Securities, (y) any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any equity securities of the Company, or (z) any derivative, swap or other transaction or series of transactions, the purpose or effect of which is to provide economic risk similar to ownership of equity securities of the Company.

“Confidential Information” means (x) all confidential and non-public information furnished by the Company or any of its Representatives to any Investor Party or any of such Investor Party’s Representatives on or after the date hereof, whether oral, written or electronic and regardless of the manner in which it was furnished or whether it was marked “confidential,” and all analyses, compilations, forecasts, studies, summaries, notes, data, interpretations and other documents and materials in whatever form maintained whether prepared by the Company, any Investor Party or any of their respective Representatives or others that contain, reflect, are generated from or are based upon, in whole or in part, the Confidential Information; provided, however, that Confidential Information shall not include any information that (1) is or becomes generally available to the public other than through any Investor Party or any Investor Party’s Representatives in breach of this Agreement, (2) was within any Investor Party’s possession prior to disclosure by the Company or any of its Representatives from a Person who, to the knowledge of any Investor Party, is not bound by a confidentiality obligation to the Company, (3) becomes available to any Investor Party from a Person who, to the knowledge of any Investor Party, is not bound by a confidentiality obligation to the Company, or (4) is independently developed by any Investor Party or any Representative of any Investor Party without the use of Confidential Information and without violating any obligation of any Investor Party under this Agreement.

“Cooperation Period” means the period commencing on the Effective Date and ending on the earlier of (i) 30 days prior to the director nomination deadline for the Company’s 2026 Annual Meeting of Stockholders pursuant to the Bylaws and (ii) the date that is 120 days prior to the first anniversary of the 2025 Annual Meeting.

“Covered Persons” shall mean, (i) in the case of the Investor Parties, each Investor Party’s Affiliates and its and their respective principals, directors, members, general partners, officers, employees and other Representatives to the extent such Representatives are acting at any Investor Party’s (or any of their respective Affiliates’) direction or on any Investor Party’s (or any of their respective Affiliates’) behalf, and (ii) in the case of the Company, the Company’s Affiliates and its and their respective principals, directors, members, officers and other Representatives to the extent such Representatives are acting at the Company’s (or its Affiliates’) direction or on the Company’s (or its Affiliates’) behalf.

“Debt Instruments” means (x) any obligations of the Company or any of its subsidiaries, joint ventures or other Affiliates, whether evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles in the United States and (y) any mandatorily redeemable preferred stock or similar equity securities ranking senior in priority to the Common Stock issued by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction involving the Company or any of its Affiliates or any amendment of the Company’s Charter or Bylaws to implement any anti-takeover provision.

“Group” means a “group” as defined under Section 13(d)(3) of the Exchange Act.

“Minimum Ownership Event” means any point in time during the Cooperation Period when the aggregate Beneficial Ownership of the Investor Parties and their Affiliates falls below five percent of the then-outstanding shares of Common Stock (as adjusted for stock splits, reclassifications, share issuances, combinations, and recapitalizations and other similar adjustments).

“Non-Disclosure Agreement” means that certain letter agreement, dated as of April 28, 2025, by and between the Company and the Investor Parties.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives.

“Restricted Transferee” means, as of any date of determination, any Transferee that the Investor Parties or any of their Affiliates know that, after giving effect to a proposed Transfer, would Beneficially Own greater than five percent of the then-outstanding Voting Securities.

“Schedule 13D” means the Schedule 13D filed by the Investor Parties with the SEC on April 16, 2025, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Transfer” means any direct or indirect offer, sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or any contract, option or other agreement providing for the sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition or transfer (by the operation of law or otherwise). The term “Transferee” means any Person or Group of Persons that acquires any securities of the Company by Transfer from another Person.

“Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

INVESTOR PARTIES:

NEW DIRECTOR

By:	/s/ Clint Coghill
Name:	Clint Coghill

STONEY LONESOME HF LP

By:	/s/ Clint Coghill
Name:	Clint Coghill
Title:	Authorized Signatory

THE DRAKE HELIX HOLDINGS, LLC

By:	/s/ Clint Coghill
Name:	Clint Coghill
Title:	Authorized Signatory

[Signature Page to Cooperation Agreement]

COMPANY:

AMPLIFY ENERGY CORP.

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President & Chief Executive Officer

[Signature Page to Cooperation Agreement]

Schedule I

Beneficial Ownership of the Investor Parties

Investor Party	Beneficial Ownership (Number of Voting Securities and Debt Instruments)
Clint Coghill	Beneficial Ownership: 2,410
Stoney Lonesome HF LP	Beneficial Ownership: 2,700,347
The Drake Helix Holdings, LLC	Beneficial Ownership: 83,000